Exhibit 99.11

[EXECUTION COPY]

Dated 21 May 2007

U.S.$125,000,000

9.750 per cent. Loan Participation Notes due 2010

issued by

STANDARD BANK PLC

for the sole purpose of financing a further U.S.$125,000,000 loan to

JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”

(to be consolidated and form a single series

with the Issuer’s U.S.$150,000,000 9.750 per cent.

Loan Participation Notes due 2010)

SUPPLEMENTAL AGENCY AGREEMENT

(supplementing the provisions of the agency agreement

dated 14 February 2007)

5 Old Broad Street

London EC2N 1DW

(i)

THIS SUPPLEMENTAL AGENCY AGREEMENT is made on 21 May 2007

BETWEEN

(1)	STANDARD BANK PLC (the “Issuer”);

(2)	THE BANK OF NEW YORK as principal paying agent (the “Principal Paying Agent”);

(3)	ZURICH CANTONALBANK as Swiss paying agent (together with the Principal Paying Agent, the “Paying Agents”);

(5)	BNY CORPORATE TRUSTEE SERVICES LIMITED as trustee (the “Trustee”);

(6)	THE BANK OF NEW YORK (LUXEMBOURG) S.A. as registrar (the “Registrar”); and

(7)	THE BANK OF NEW YORK, THE BANK OF NEW YORK (LUXEMBOURG) S.A. and ZURICH CANTONALBANK together as transfer agents (the “Transfer Agent”).

WHEREAS

(A)	On 14 February 2007, the Issuer issued U.S.$150,000,000 in aggregate principal amount of 9.750 per cent. Loan Participation Notes due 2010 (the “Original Notes”). The Original Notes had the benefit of an agency agreement dated 14 February 2007 (the “Original Agency Agreement” and, together with this Supplemental Agreement, the “Agency Agreement”) and were constituted by, subject to, and have the benefit of, a trust deed dated 14 February 2006 (the “Original Trust Deed”) as supplemented by a supplemental trust deed dated 21 May 2007 (the “Supplemental Trust Deed” and, together with the Original Trust Deed, the “Trust Deed”) between the Issuer and the Trustee.

(B)	Pursuant to Condition 13 (Further Issues) of the Conditions of the Original Notes, the Issuer may from time to time without the consent of the holders of the Original Notes, create and issue further securities having the same terms and conditions as the Original Notes and so that such further securities shall be consolidated and form a single series with the Original Notes.

(C)	The Issuer has at the request of Joint Stock Company “First Ukrainian International Bank” (the “Borrower”) agreed to make available to the Borrower a further loan in the amount of U.S.$125,000,000 (the “Further Loan”) under a loan agreement dated 14 February 2007 (the “Original Loan Agreement”) as supplemented by a supplemental loan agreement dated 16 May 2007 (the “Further Loan Agreement”, and together ) and made between the Issuer and the Borrower (the “Loan Agreement”).

(D)	The Issuer has authorised a further issue of U.S.$125,000,000 in aggregate principal amount of 9.750 per cent. Loan Participation Notes due 2010 (the “Further Notes”), which will be constituted by, be subject to, and have the benefit of, the Trust Deed. The Further Notes are being issued for the sole purpose of financing the Further Loan.

(E)	The Further Notes will be consolidated and form a single series with the Original Notes on the date (the “Consolidation Date”) which is 40 days after the later of the commencement of the offering and the Further Closing Date (as defined below) and the Consolidation Date shall be 30 June 2007, unless Standard Bank Plc notifies the Principal Paying Agent in writing that the Consolidation Date will be another date.

(F)	Amounts payable in respect of the Further Notes and the Original Notes (together, the “Notes”) shall constitute an obligation of the Issuer only to pay to the holders of the Notes (the “Noteholders”) to the extent of amounts actually received by or for the account of the Issuer pursuant to the Loan Agreement. Accordingly, the Issuer’s obligations are limited recourse.

(G)	The Further Notes will be issued in registered form in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. The Further Notes will be represented by a global note certificate (the “Further Global Note Certificate”) in the form set out in Schedule 1 to the Supplemental Trust Deed, which in turn will be exchangeable for individual note certificates (“Further Individual Note Certificates” in the form set out in Schedule 2 to the Supplemental Trust Deed and, together with the Further Global Note Certificate, “Further Note Certificates”) in the circumstances specified therein.

(I)	The Issuer, the Registrar, the Paying Agents and the Trustee wish to record certain arrangements which they have made in relation to the Further Notes.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Interpretation

Terms defined in the Original Agency Agreement shall, unless otherwise defined herein or the context requires otherwise, bear the same meanings herein. The rules of interpretation set out in the Original Agency Agreement shall apply to this Supplemental Agreement.

1.2	Definitions

In this Supplemental Agreement, the following expressions have the following meanings:

“Conditions” means the Original Conditions and the Further Conditions and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Further Closing Date” means 21 May 2007;

“Further Conditions” means the terms and conditions of the Further Notes (as scheduled to the Supplemental Trust Deed and as modified from time to time in accordance with their terms;

“Further Noteholder” means the holder of a Further Note for the time being and “Further Noteholders” shall be construed accordingly; and

“Original Conditions” means the Terms and Conditions of the Original Notes (as scheduled to the Original Trust Deed and as modified from time to time in accordance with their terms).

1.3	Terms defined in the Further Conditions and the Supplemental Trust Deed

Terms and expressions used but not defined herein have the respective meanings given to them in the Supplemental Loan Agreement, the Further Conditions, the Supplemental Trust Deed and the Original Agency Agreement.

1.4	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Supplemental Agreement.

2.	APPOINTMENT OF THE AGENTS

2.1	Appointment

The Issuer, and for the purposes of Clause 2.3 (Agents to act for Trustee) only, the Trustee, appoints each Agent as its agent in relation to the Further Notes for the purposes specified in this Supplemental Agreement, the Trust Deed and in the Further Conditions.

2.2	Acceptance of Appointment

Each Agent accepts its appointment as agent of the Issuer, and, in respect of Clause 2.3 (Agents to act for Trustee), the Trustee in relation to the Notes and agrees to comply with the provisions of this Supplemental Agreement. Each Agent shall be deemed to have notice of the provisions of the Trust Deed and the Conditions.

2.3	Agents to Act for Trustee

At any time after any Event of Default (as defined in the Loan Agreement) or Relevant Event (as defined in the Trust Deed) has occurred and is continuing, each Agent shall, if so required by notice given by the Trustee to the Issuer and the Agents (or such of them as are specified by the Trustee):

(a)	act thereafter, until otherwise instructed by the Trustee, as the agents of the Trustee in relation to payments and calculations to be made by or on behalf of the Trustee under the Trust Deed (save that the Trustee’s liability for the indemnification of any of the Agents shall be limited to the amounts for the time being held by the Trustee on the trusts of the Trust Deed and available to the Trustee for such purpose) and thereafter to hold all Further Note Certificates and all sums, documents and records held by them in respect of the Further Notes on behalf of the Trustee; and/or

(b)	deliver up all Further Note Certificates and all sums, documents and records held by them in respect of the Further Notes to the Trustee or as the Trustee shall direct in such notice; provided, however, that such notice shall not be deemed to apply to any document or record which any Agent is obliged not to release by any law or regulation.

3.	THE NOTES; AUTHENTICATION

3.1	Further Global Note Certificate

On the Further Closing Date (a) the Issuer shall deliver the Further Global Note Certificate to the Registrar for authentication, and (b) the Registrar shall deliver the authenticated Further Global Note Certificate to the Common Depositary.

3.2	Availability of Further Individual Note Certificates

If the Issuer is required to deliver Further Individual Note Certificates pursuant to the terms of the Further Global Note Certificate, the Issuer shall promptly arrange for a stock of Further Individual Note Certificates (unauthenticated and with the names of the registered Holders left blank but executed on behalf of the Issuer and otherwise complete) to be made available to the Registrar. The Issuer shall, subject to being reimbursed therefore by the Borrower, also arrange for such Further Global Note Certificates and Further Individual Note Certificates as are required to enable the Registrar and the Replacement Agents to perform their respective obligations under Clause 4 (Exchanges of Global Note Certificate for Individual Note Certificates), Clause 5 (Transfers of Notes) and Clause 6 (Replacement Note Certificates) of the Original Agency Agreement to be made available to or to the order of the Registrar and the Replacement Agents from time to time.

3.3	Authority to Authenticate

Each of the Registrar and the Replacement Agents is authorised by the Issuer to authenticate the Further Global Note Certificate and the Further Individual Note Certificates (if any) by the signature of any of its officers or any other person duly authorised for the purpose by the Registrar or (as the case may be) the Replacement Agents.

3.4	Duties of the Registrar and the Replacement Agents

The Registrar and each Replacement Agents shall hold in safe custody all unauthenticated Further Global Note Certificates and Further Individual Note Certificates delivered to it in accordance with Clause 3.2 (Availability of Further Individual Note Certificates) and shall ensure that they are authenticated and delivered only in accordance with the terms hereof, of the Further Global Note Certificate (if applicable), the Further Individual Note Certificate (if applicable) and of the Further Conditions.

4.	SINGLE SERIES

4.1	Notes Pari Passu

The Further Notes, as and when issued, and from and including the date hereof, shall rank pari passu in all respects among themselves and, following the Consolidation Date, the Further Notes will be consolidated, form a single series and rank pari passu in all respects with the Original Notes.

4.2	Notice to Clearing System

On the Consolidation Date, the Principal Paying Agent will notify the Clearing Systems that the Further Notes should trade under the permanent ISIN (XS0287015787), Common Code (028701578) and Swiss Security Number (2922365) from that date forward.

5.	PROVISIONS OF THE ORIGINAL AGENCY AGREEMENT APPLY

The provisions of the Original Agency Agreement as supplemented by this Supplemental Agreement shall apply mutatis mutandis to the Further Notes in all respects as it applies to the Original Notes and references in the Original Agency Agreement to the “Notes”, the “Conditions”, the “Global Note Certificate”, the “Individual Note Certificates” and “Noteholders” shall (unless the context requires otherwise) be deemed to include the “Further Notes”, the “Further Conditions”, the “Further Global Note Certificate”, the “Further Individual Note Certificates” and the holders of the Further Notes, respectively.

6.	AMENDMENTS

With effect from the date hereof, the Original Agency Agreement shall be amended and supplemented in accordance herewith and the Original Agency Agreement and this Supplemental Agreement shall be construed as one document. Save as so amended and supplemented, the Original Agency Agreement shall remain in full force and effect.

7.	LAW AND JURISDICTION

7.1	Governing Law

This Supplemental Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

7.2	Jurisdiction

The provisions of Clause 13 (Law and Jurisdiction) of the Original Agency Agreement shall apply mutatis mutandis to this Supplemental Agreement.

8.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Supplemental Agreement.

9.	COUNTERPARTS

This Supplemental Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Supplemental Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SIGNATURES

STANDARD BANK PLC, as Issuer

By:	By:

Name:	Name:
Title:	Title:

THE BANK OF NEW YORK, as Principal Paying Agent

By:

Name:
Title:

ZURICH CANTONALBANK, as Paying Agent

By:	By:

Name:	Name:
Title:	Title:

BNY CORPORATE TRUSTEE SERVICES LIMITED, as Trustee

By:

Name:
Title:

THE BANK OF NEW YORK (LUXEMBOURG) S.A., as Registrar

By:

Name:
Title: